For Immediate Release

Contact: Andrew M. O'Shea Chief Financial Officer (860) 298-0444 aoshea@moscowcablecom.com	Or: Barbara Cano Breakstone & Ruth International (646) 536-7015 bcano@breakstoneruth.com

Moscow CableCom Corp. Announces Stockholders Meeting Date
Provides Details Relating to Stockholder Proposals and Updates on Transaction with Columbus Nova

December 3, 2004 - New York, NY - Moscow CableCom Corp. (NASDAQ: MOCC) announced that it has scheduled a Combined Annual and Special Meeting of its stockholders, to be held at Eden Tree Farm, 55 Brookville Road, Glen Head, New York on Wednesday, December 15, 2004 at 9:00 a.m.   The Proxy Statement relating to the Meeting is being mailed to stockholders beginning today.

Stockholders Meeting

At the Meeting, the Company's stockholders of record as of November 18, 2004 will be asked to i) approve the issuance of 4,500,000 shares of a newly authorized Series B Preferred Stock and the issuance of a warrant to acquire an additional 8,283,000 shares of Series B Preferred Stock in connection with a $51 million equity and debt financing transaction with affiliates of Columbus Nova Capital ("Columbus Nova"); ii) approve an amendment to the Company's Certificate of Incorporation that will: increase the number of authorized shares of Common Stock from 15,000,000 to 40,000,000, authorize 25,000,000 shares of the Series B Preferred Stock, and other specific changes; iii) approve amendments to the Company's 2003 Stock Option Plan which will increase the number of shares subject to options granted from 670,000 shares to 1,700,000 shares, authorize grants with exercise prices of no less than 50% of the market price on the date of grant, as well as other specific changes to the plan; and iv) elect a Board of Directors for the ensuing year or until their successors are elected and qualified.

Columbus Nova Transaction

As previously announced in August 2004, the Company has entered into agreements with Columbus Nova for up to $51 million of equity and debt financing transaction to provide the Company with the capital it believes is necessary to complete the build-out of its hybrid-fiber-coaxial- broadband communications network of its wholly-owned subsidiary ComCor-TV ("CCTV") in Moscow, Russia.  The  build-out will increase CCTV's reach from approximately 200,000 homes to 1,000,000 homes within three years of the closing of the financing.

CCTV has already received $4 million from Columbus Nova pursuant to a Bridge Loan facility that will be paid off with the proceeds to be received at Closing.  Moscow CableCom expects to issue the 4,500,000 shares of its Series B Preferred Stock to Columbus Nova in exchange for $22.5 million of cash, or a price of $5.00 per share. Among other things, the Series B Preferred Stock will be convertible into the Company's Common Stock on a one-for-one basis, but, due to Nasdaq regulations, it may have diminished voting power equivalent to the ratio of the $5.00 selling price divided by the closing bid price of the Common Stock as of the day prior to the closing of the financing transaction. In order to restore Columbus Nova's voting control to the level it would have had, had the Series B Preferred Stock been issued with voting rights equal to those with the Common Stock, certain stockholders of the Company have granted Columbus Nova irrevocable proxies on 200,000 shares of Common Stock for a four-year period with certain restrictions on transferability. The Company will seek to obtain the proxies on up to an additional 800,000 shares, which are not anticipated to have the same trading restrictions.

Certain stockholders, including members of Moscow CableCom's management and Board, as well as Moscow Telecommunications Corp ("COMCOR"), have granted Columbus Nova their proxies to vote in favor of the proposals being put before the Company's stockholders at the Stockholders Meeting. Such proxies account for approximately 54% of the outstanding shares of the Company's Common Stock as of the record date.

In addition to stockholder approval, the Closing of the financing transaction with Columbus Nova is dependent upon certain conditions precedent, including but not limited to i) the attainment of the proxies on up to 800,000 shares and ii) CCTV and COMCOR entering into a new Strategic Services Agreement, which governs the terms and conditions for CCTV's use of COMCOR's Moscow Fiber Optic Network for the delivery of signals and other services. As of this date, the necessary proxies have not been obtained and the agreement with respect to the terms of a new Strategic Services Agreement has not been finalized.

About Moscow CableCom

Moscow CableCom, (www.moscowcablecom.com), is a US-based company quoted on the NASDAQ NM under the ticker "MOCC".  The Company owns 100% of ComCor-TV ("CCTV"), a Moscow-based hybrid-fiber-coaxial pay-TV and Internet service provider that has licenses to provide telecommunications services to 1.5 million homes and businesses in Moscow.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act.  These statements relate to CCTV's development, including CCTV's ability to attract new subscribers, its ability to continue to expand its network, its ability to achieve positive cash flow and Moscow CableCom's ability to raise funds for the expansion of CCTV's network, including the consummation of the proposed financing transaction with Columbus Nova, and are based on management's best assessment of Moscow CableCom's and CCTV's strategic and financial position and of future market conditions and trends.  These discussions involve risks and uncertainties, and the actual outcome may differ materially from these statements.  Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements are described in the Company's Annual Report on Form 10-K for the year ended February 29, 2004 and other public filings made by the Company with the Securities and Exchange Commission, which descriptions are incorporated herein by reference.  Moscow CableCom Corp. disclaims any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.